Exhibit 99.1

FiscalNote Announces Sale Of Aicel Technologies, Inc. For $9.65 Million

In Total Consideration

Divestiture of Non-Core Asset Further Deleverages Balance Sheet with Gross Cash Consideration

Simplification Facilitates Further Operating Efficiencies and Overall Profitability by Focusing and

Driving Annual Recurring Revenue Through Core Business

Board of Directors Continues to Review All Strategic Options Available to the Company to Maximize Shareholder Value

WASHINGTON, D. C. – Thursday, October 31, 2024 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a leading AI-driven enterprise SaaS technology provider of policy and global intelligence, today announced the divestiture of its South Korean subsidiary, Aicel Technologies, Inc. (“Aicel”), to a South Korea based-group consisting of Aicel’s current Chief Executive Officer and lead executive as well as a third-party institutional equity investor.

Total consideration for the transaction is $9.65 million, consisting of $8.5 million in cash and the assumption of an existing convertible note previously issued by Aicel in 2022, with an outstanding total principal and accrued paid-in-kind interest amount of $1.15 million.

FiscalNote acquired Aicel in July 2022 using approximately 800,000 shares of its common stock in an all stock transaction. Aicel represents approximately $2.0 million, or 1.6%, of FiscalNote’s GAAP revenue over the previous 12-month period through June 30, 2024. Management will provide further details regarding the financial impact of this divestiture on its third quarter earnings call, scheduled for November 12, 2024.

FiscalNote further deleverages its balance sheet through the prepayment of senior debt using the net cash proceeds from the divestiture of Aicel. The transaction also continues the Company’s strategy of divesting non-core assets to unlock underlying value, reduce business complexity, and drive improved enterprise operating efficiency.

Aicel is an alternative data company based in Seoul, South Korea that provides proprietary alpha-capturing datasets and extracts unique value and actionable insights to drive critical and timely business solutions for global financial markets. The company’s key customers included Korean entities and operated primarily with a focus on the Korean market. Because of the distinct nature of Aicel’s offerings, its operations have been separate from other FiscalNote teams, and its products have not been bundled with other FiscalNote offerings. FiscalNote will continue to serve customers in the Korea market through its separate portfolio of policy, global intelligence, and advisory offerings.

“This transaction continues what we started with the Board.org divestiture earlier this year. Today’s action enhances our financial flexibility through further deleveraging of our balance sheet and allows us to focus our resources on our core markets and on offerings where we see the greatest potential for long-term annual recurring revenue growth and shareholder value creation,” said Tim Hwang, Chairman, CEO and Co-Founder of FiscalNote.

“As part of our long-term strategy, we will continue to assess additional divestiture opportunities that unlock and realize value for shareholders, result in further improvements to our capital structure, enable us to focus on our core business and drive further operating efficiencies,” Hwang said.

About FiscalNote

FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, Dragonfly, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves thousands of customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Contacts:

Media

Nicholas Graham

FiscalNote

press@fiscalnote.com

Investor Relations

Bob Burrows

FiscalNote

IR@fiscalnote.com

Source: FiscalNote